EXHIBIT 99.2

Diane Dayhoff
Staff Vice President Finance
1600 Smith Street, HSQII
Houston, Texas 77002

July 16, 2002

Dear Investors and Analysts:

Today Continental reported a second quarter net loss of $35 million ($0.55 diluted loss per share) excluding the previously announced fleet charge and write down of the government grant receivable.

Continental ended the second quarter with approximately $1.3 billion in cash and short-term investments. We anticipate that we will also end third quarter 2002 with a cash balance of approximately $1.3 billion.

We are forecasting capacity to be down approximately 4% year-over-year for the third quarter and up approximately 8% year-over-year for the fourth quarter resulting in a full year capacity decrease of approximately 5%. As a reminder, the last half of 2002 capacity comparisons are skewed due to large capacity reductions in the base year 2001. Updated guidance for several operating and financial statistics for third quarter and full year 2002 can be found on Attachment A.

In connection with the ExpressJet initial public offering, Continental received net proceeds of $447 million. This transaction resulted in a $291 million increase in additional paid-in capital and a $175 million increase in tax liabilities. The company contributed $150 million of the proceeds to its pension plan.

Continental ended the quarter with 374 jet aircraft (excluding regional jets) in service. Please see Attachment B for our updated Fleet Plan for 2002 and 2003.

Additional information regarding Continental (recent press releases and investor presentations) can always be found on our website at www.continental.com/corporate. If you should have any questions regarding this information, please do not hesitate to contact us.

Sincerely,

Diane Dayhoff

This letter contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. In connection therewith, please see the risk factors set forth in our 2001 10-K and our other securities filings, which identify important matters such as terrorist attacks and the resulting regulatory developments and costs, our recent operating losses and special charges, our high leverage and significant financing needs, our historical operating results, the significant cost of aircraft fuel, labor costs, certain tax matters, the Japanese economy and currency risk, competition and industry conditions, regulatory matters and the seasonal nature of the airline business, that could cause actual results to differ materially from those in the forward-looking statements.